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The information in this prospectus supplement is not complete and may be changed. The registration statement filed with the Securities and Exchange Commission is effective. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated March 22, 2004

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-111586

PROSPECTUS SUPPLEMENT
(To Prospectus Dated January 21, 2004)

1,400,000 Shares

Common Stock

        We are offering 1,400,000 shares of our common stock. Our common stock is quoted on The Nasdaq National Market under the symbol "SWWC." The last reported sale price for our common stock on The Nasdaq National Market on March 19, 2004 was $14.30 per share.

        Investing in our common stock involves risks. See "Risk Factors" on page S-3 of this prospectus supplement and page 6 in the accompanying prospectus.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds, before expenses, to Southwest Water Company	$	$

        We have granted the underwriters an option to purchase up to an additional 210,000 shares of our common stock within 30 days from the date of this prospectus supplement to cover over-allotments.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates are truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares to purchasers on or about March     , 2004.

A.G. Edwards & Sons, Inc.	Janney Montgomery Scott LLC

The date of this prospectus supplement is March    , 2004.

Prospectus Supplement

Prospectus

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the respective dates as of which the information is given.

        This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common stock. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

        Unless the context requires otherwise, in this prospectus supplement the terms "we," "us," "our" and "the Company" refer to Southwest Water Company and its subsidiaries.

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SUMMARY

        This summary highlights selected information contained in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read this entire prospectus supplement and the accompanying prospectus, including "Risk Factors" and the documents and financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision.

Southwest Water Company

Our Business

        Southwest Water Company provides a broad range of water and wastewater services through two operating groups: our Services Group and our Utility Group. Our Services Group provides operations, maintenance, construction management, billing and collection, and other services to the water and wastewater industry. Our Utility Group owns and manages water and wastewater utilities in California, New Mexico and Texas. We provide our services, directly or indirectly, to more than two million people in 35 states. The following table sets forth the annual revenues of our groups for the last three years:

	Years Ended December 31,
	2001	2002	2003
	(in millions)
Services Group	$66.4	$78.8	$116.0
Utility Group	49.1	52.0	57.0

Total	$115.5	$130.8	$173.0

        Our revenue growth has been driven both by acquisitions and organic growth of our operations. Revenues increased 32% from 2002 to 2003. Of this revenue growth, approximately $18 million was attributable to full-year performance from an acquisition consummated in November 2002 and approximately $24 million was attributable to organic growth resulting from new customer connections and rate increases in our Utility Group and additional contract work performed by our Services Group. Revenues in 2002 increased 13% from 2001. Of the revenue growth in 2002, approximately $9 million was attributable to the 2002 acquisition and to full-year performance from an acquisition consummated in August 2001, and approximately $6 million was attributable to organic growth due principally to additional expanded operation and maintenance contracts in our Services Group, as well as rate increases and new customer connections in our Utility Group.

Services Group

        Our Services Group provides water and wastewater operation and maintenance services, facility and construction management, sewer pipeline cleaning, billing and collection services, and state-certified water and wastewater laboratory analysis on a contract basis. The facilities we operate are owned by cities, public agencies, municipal utility districts and private entities primarily in Texas, New Mexico, California, Colorado, Alabama, Mississippi and Georgia. While state and federal agencies issue regulations and standards regarding water quality, safety, environmental and other matters that affect our Services Group operations, the pricing of our services within the Services Group is not subject to regulation. Our Services Group backlog grew during 2003 from approximately $275 million as of December 31, 2002 to approximately $315 million as of December 31, 2003.

Utility Group

        Our Utility Group owns and manages water and wastewater utilities. Our Utility Group operations include collecting, treating, and distributing water for residential, commercial, municipal, industrial and fire protection purposes in California, New Mexico and Texas. In addition, we provide wastewater collection and treatment. State and federal agencies issue regulations regarding standards of water quality, safety, environmental and other matters that affect these operations. The rates that we can charge for water and wastewater usage are established or approved by government agencies.

        The following table indicates the number of water connections that our California, New Mexico and Texas utilities served as of the end of each of the past three years:

	Water Connections as of December 31,
	2001	2002	2003
California	74,665	74,846	75,027
New Mexico	10,006	11,365	12,949
Texas	5,316	5,754	6,081

Total	89,987	91,965	94,057

Recent Developments

Four-for-Three Common Stock Split

        On November 6, 2003, our Board of Directors declared a 4-for-3 stock split, in the form of a stock dividend. The stock dividend was paid on January 21, 2004 to stockholders of record on January 1, 2004. All share and per share amounts set forth in this prospectus supplement have been restated to reflect such stock dividends. As a result of the stock dividend, the total number of shares outstanding increased to more than 14.7 million at December 31, 2003 from a pre-split level of approximately 11.0 million.

Dividend Increase

        On November 6, 2003, our Board of Directors declared a 9.2% increase in our quarterly common share cash dividend, from $0.0435 to $0.0475 per share. The Company has announced a quarterly cash dividend of $0.0475 per share of common stock and $0.65625 per share of Series A preferred stock, payable on April 21, 2004, to stockholders of record on March 31, 2004.

2003 Earnings

        Operating income increased 37% in 2003 to $14.8 million from $10.8 million in 2002. This increase was driven by revenue growth of 32% versus 2002. Income before income taxes increased by 22% in 2003. Diluted earnings per common share in 2003 increased $0.05, or 11%, to $0.49 from $0.44 in the prior year. Weighted average diluted shares outstanding increased by approximately 1.0 million in 2003, due largely to the sale of approximately 1.5 million common shares in May 2003, as well as dividend reinvestments and employee stock purchases. For additional information, see "Summary Consolidated Financial Data" and the consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus.

Expanded Credit Facilities

        On March 17, 2004 we entered into agreements with our two primary banks to expand the borrowing capacity under our lines of credit with these banks by an additional $10.0 million. Prior to executing these agreements, we had aggregate borrowing capacity of $30.0 million with these banks.

Our aggregate borrowing capacity was increased to $40.0 million. At December 31, 2003, we had approximately $16.6 million outstanding on our lines of credit and at March 17, 2004 we had approximately $22.3 million outstanding on our lines of credit. Our lines of credit with these two primary banks expire in September 2005.

Internal Controls

        Pursuant to Section 404 of the Sarbanes-Oxley Act 2002, we will be required to document, test, and provide an assessment of the effectiveness of our internal controls annually beginning with the year ending December 31, 2004. We are preparing for compliance with Section 404 and have engaged a national accounting firm to review and assist our work on this project. In March 2004, management, in consultation with the Company's independent accountants, identified deficiencies in certain aspects of the monitoring and analysis components of the internal control procedures in our Services Group segment, which constitute a reportable condition (as defined in AU 325, Communication of Internal Control Related Matters Noted in An Audit of the AICPA Professional Standards). The identified deficiencies did not require any restatement of the Company's consolidated financial statements for any prior period. Management is taking specific steps to address these deficiencies, and we estimate that it will take approximately six to nine months to fully rectify these deficiencies. For additional information, see "Item 9A. Controls and Procedures" in our Form 10-K for the year ended December 31, 2003 incorporated by reference in this prospectus supplement and the accompanying prospectus and "Forward-Looking Statements" in this prospectus supplement.

Corporate Information

        Southwest Water Company was incorporated in California in 1954. We reincorporated in Delaware in 1988. Our principal executive offices are located at 624 South Grand Avenue, Suite 2900, Los Angeles, California 90017 and our telephone number is (213) 929-1800. Our corporate web site is http://www.swwc.com. Information contained on our website is not a part of this prospectus supplement.

Risk Factors

        For information concerning risks affecting our business and related to our common stock, see the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2003 incorporated by reference into this prospectus supplement and the "Risk Factors" section in the accompanying prospectus.

The Offering

Common stock being offered by us	1,400,000 shares
Common stock to be outstanding after the offering	16,112,228 shares
Use of proceeds	We expect the net proceeds of the offering, after underwriting discounts and payment of offering expenses, to be approximately $ million. We expect to use the net proceeds from this offering to repay a portion of our outstanding indebtedness, for acquisitions, and for other general corporate purposes.
Nasdaq National Market symbol	SWWC

        The number of shares of our common stock outstanding after the offering is based on the number of shares outstanding as of March 12, 2004 and excludes:

  •
  2,681,340 shares of common stock reserved for the exercise of options outstanding at a weighted average exercise price of $7.93 per share;

  •
  1,728,189 shares of common stock available for future grants under our stock option plans;

  •
  866,232 shares of common stock available for issuance under our employee stock purchase plan;

  •
  292,118 shares of common stock available for issuance under our dividend reinvestment plan;

  •
  441,000 shares of common stock issuable to the minority stockholder in certain Southwest Water subsidiaries under our acquisition agreement;

  •
  130,232 shares of common stock issuable upon the exercise of warrants; and

  •
  1,499,834 shares of common stock issuable upon the conversion of convertible subordinated debentures due 2021.

        Unless otherwise indicated, the information in this prospectus supplement assumes no exercise of the underwriters' over-allotment option.

Summary Consolidated Financial Data

        The summary consolidated financial data presented below as of the end of and for each of the three years ended December 31, 2003 are derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus. You should read the information set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Financial Data" and our consolidated financial statements and their related notes in our Form 10-K for the year ended December 31, 2003 incorporated by reference into this prospectus supplement and the accompanying prospectus. Our historical results are not necessarily indicative of future operating results.

	Years Ended December 31,
	2001	2002	2003
	(in thousands, except per common share data)
Income Statement Data
Revenues	$115,547	$130,800	$172,974
Operating income	11,731	10,774	14,792
Gain on sales of land	—	119	728
Other income (expense)	298	2,551	(70)
Net income	5,451	6,002	7,193
Net income available for common shares	5,424	5,975	7,166
Basic earnings per common share	$0.43	$0.46	$0.51
Diluted earnings per common share	0.41	0.44	0.49
Cash dividends per common share	0.15	0.16	0.18
Weighted Average Shares Outstanding
Basic	12,732	12,967	13,971
Diluted	13,217	13,668	14,661
	As of December 31,
	2001	2002	2003
	(in thousands)
Balance Sheet Data
Total assets	$225,186	$268,744	$296,222
Property, plant and equipment, net	171,124	202,895	219,519
Long-term portion of lines of credit and debt	64,830	80,985	73,102
Stockholders' equity	55,718	61,837	79,667

FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus and the documents incorporated by reference contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended. References to our plans, goals, beliefs or expectations, and statements using the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions, are generally intended to identify forward-looking statements. Forward-looking statements include, but are not limited to, statements in our Form 10-K for the year ended December 31, 2003 incorporated by reference in this prospectus supplement. Forward-looking statements are subject to risks and uncertainties, including those set forth in "Risk Factors" in the accompanying prospectus and in "Risk Factors" in our Form 10-K for the year ended December 31, 2003 incorporated by reference in this prospectus supplement, that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could affect forward-looking statements relating to the resolution of the reportable condition with respect to internal controls discussed in Item 9A in our Form 10-K for the year ended December 31, 2003 include, among other things: our ability to fully resolve the deficiencies during the six to nine month period from the date of filing of our Form 10-K for the year ended December 31, 2003; our ability to identify and retain qualified and experienced financial personnel at the Services Group; our ability to design and maintain policies and procedures which enable us to avoid any reoccurrence of the matters which gave rise to the reportable condition; and our ability to implement policies and procedures including documentation that meets the internal control over financial reporting requirements of the rules adopted by the Securities and Exchange Commission pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. Caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements. You should carefully review all information, including the information under "Risk Factors" and the financial statements and the related disclosures incorporated by reference in this prospectus supplement and the accompanying prospectus.

CAPITALIZATION

        The following table sets forth our capitalization as of December 31, 2003 on an actual basis and as adjusted to give effect to the sale by us of the common stock in this offering. The information set forth in the table below is reported on a consolidated basis and is only a summary and should be read together with our consolidated financial statements and the related notes, in each case incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2003
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$2,570

Bank lines of credit	$16,609

Long-term debt, including current portion	59,190

Stockholders' equity:
Preferred stock, $0.01 par value; 250,000 shares authorized; 10,076 issued and outstanding	507
Common stock, $0.01 par value; 25,000,000 shares authorized; 14,665,833 shares issued and outstanding; 16,065,833 shares issued and outstanding, as adjusted	147
Paid-in capital	55,981
Retained earnings	23,032

Total stockholders' equity	79,667

Total capitalization	$155,466

USE OF PROCEEDS

        We estimate that our net proceeds from the offering will be approximately $                      million, after deducting the underwriting discount and commissions and estimated offering expenses payable by us. We expect to use the net proceeds from this offering to repay a portion of our outstanding indebtedness, for acquisitions, and for other general corporate purposes.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

        Our common stock is quoted on The Nasdaq National Market under the symbol "SWWC." On March 19, 2004 the last reported sale price per share of the common stock was $14.30 per share. The following table sets forth the intra-day high and low bid prices for our common stock for the periods indicated and the dividends declared by us on our common stock during each such period.

	Southwest Water Company
	High	Low	Dividends
Year Ended December 31, 2002
First Quarter	$11.57	$9.60	$0.0400
Second Quarter	13.64	10.17	0.0400
Third Quarter	13.57	8.43	0.0400
Fourth Quarter	10.71	9.01	0.0436
Year Ended December 31, 2003
First Quarter	10.50	9.08	0.0435
Second Quarter	10.92	8.96	0.0435
Third Quarter	10.88	9.56	0.0435
Fourth Quarter	12.38	10.43	0.0475
Year Ending December 31, 2004
First Quarter (through March 19, 2004)	15.79	11.89	0.0475

        As of March 19, 2004, there were approximately 2,457 holders of record of common stock.

UNDERWRITING

        Subject to the terms and conditions set forth in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase, the number of shares of our common stock set forth opposite the name of each underwriter.

Underwriter	Number of Shares
A.G. Edwards & Sons, Inc.
Janney Montgomery Scott LLC

Total	1,400,000

        Under the terms and conditions of the underwriting agreement, the underwriters have agreed to take and pay for all the shares of common stock offered by this prospectus supplement and the accompanying prospectus, if any are taken.

        The underwriters are offering the shares of our common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to conditions contained in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        Over-allotment Option.    We have granted an option to the underwriters to purchase up to an aggregate of 210,000 additional shares of our common stock at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any over-allotments. If the underwriters exercise this option, each underwriter will be obligated, subject to the conditions contained in the underwriting agreement, to purchase a number of additional shares of our common stock proportionate to the number initially purchased by that underwriter as reflected in the above table.

        Offering Price, Concessions and Reallowances.    The underwriters have advised us that they propose initially to offer the shares of our common stock to the public at the public offering price on the cover page of this prospectus supplement and to certain securities dealers at that price less a concession not in excess of $                      per share. The underwriters may allow and such dealers may reallow, discounts not in excess of $                      per shares to other dealers. After we release the shares of common stock for sale to the public, the underwriters may vary the offering price and other selling terms from time to time.

        The following table shows the per share and total public offering price, underwriting discounts and commissions to be paid to the underwriters and proceeds before expenses to us, assuming both no exercise and full exercise of the underwriters' option to purchase additional shares:

	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to us	$	$	$

        We estimate that the expenses of this offering payable by us, not including underwriting discounts and commissions, will be $200,000.

        Price Stabilization and Short Positions.    In connection with this offering, the rules of the Securities and Exchange Commission permit the underwriters to engage in transactions that stabilize the price of the common stock. Those transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock.

        If the underwriters create a short position in the common stock in connection with the offering (i.e., if they sell more shares than are listed on the cover of this prospectus supplement), the underwriters may reduce that short position by purchasing shares in the open market. The underwriters may also elect to reduce any short positions by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of those purchases.

        Neither the underwriters nor we make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither the underwriters nor we make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

        Restrictions on Sales of Similar Securities.    Our directors and executive officers have entered into lock-up agreements whereby they have agreed, subject to certain exceptions, that for 90 days after the date of this prospectus supplement, they will not directly or indirectly sell, offer or enter into an agreement to sell, grant any option for the sale of, or otherwise dispose of any shares of our common stock or securities convertible into, or exercisable for, shares of our common stock, without the prior written consent of A.G. Edwards & Sons, Inc.

        Other Relationships.    In the ordinary course of business, certain of the underwriters and their affiliates have provided and continue to provide financial advisory and investment banking services for us and our affiliates for customary fees.

LEGAL MATTERS

        The validity of the common stock will be passed upon for us by Latham & Watkins LLP, Los Angeles, California. Certain matters relating to the common stock will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

EXPERTS

        Our consolidated financial statements and schedules as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting. The report refers to a change in accounting for goodwill and other intangible assets in 2002.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 (Reg. No. 333-111586) with respect to the securities we are offering. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we are offering. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement, are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about their public reference rooms.

        SEC rules allow us to include some of the information required to be in the registration statement by incorporating that information by reference to documents we file with them. That means we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the Annual Report on Form 10-K for the year ended December 31, 2003 and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in such documents that is deemed not to be filed) until we sell all of the securities covered by this prospectus supplement.

        You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

Southwest Water Company
Attention: Investor Relations
624 S. Grand Ave., Suite 2900
Los Angeles, CA 90017
(213) 929-1800

PROSPECTUS

$50,000,000

SOUTHWEST WATER COMPANY

DEBT SECURITIES, COMMON STOCK AND WARRANTS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, we may from time to time sell any combination of debt securities, common stock and warrants described in this prospectus in one or more offerings. This prospectus provides a general description of the securities we may offer. Each time we sell securities we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

        We will sell these securities directly to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

        Our common stock is traded on the Nasdaq National Market under the symbol "SWWC".

        Investing in shares of our common stock involves risks. See "Risk Factors" beginning on page 6.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this prospectus is January 21, 2004.

Where You Can Find More Information	3
Incorporation of Certain Documents By Reference	3
Southwest Water Company	5
Risk Factors	6
Forward-Looking Statements	13
Use of Proceeds	13
Ratio of Earnings to Fixed Charges	13
Description of Capital Stock	14
Description of Debt Securities	15
Description of Warrants	24
Plan of Distribution	24
Validity of Securities	25
Experts	25

        We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities sold on a later date.

        All references in this prospectus to "Southwest Water Company," the "Company," "our Company," "we," "us," or "our" mean and include Southwest Water Company and its subsidiaries, unless the context otherwise indicates.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington DC 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov. You also may inspect copies of these materials and other information about us at the Nasdaq National Market, 33 Whitehall Street, New York, New York 10004.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we will file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus and prior to the time of termination of the offering made hereby under this prospectus (and after the date of the initial registration statement and prior to effectiveness of the registration statement):

  •
  The description of our common stock contained in our Registration Statement on Form 8-B (File No. 0-8176) filed with the SEC on July 7, 1988, including any subsequently filed amendments and reports updating such description;

  •
  Report on Form 8-K filed April 24, 1998 relating to our preferred share purchase rights;

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

  •
  Quarterly Reports on Form 10-Q for the periods ended March 31, 2003, June 30, 2003 and September 30, 2003;

  •
  Proxy Statement for Annual Meeting of Stockholders on Schedule 14A filed with the SEC on April 3, 2003; and

  •
  Report on Form 8-K filed May 30, 2003, related to the completion of our private placement of 1.4 million shares of our common stock.

        Information furnished under Items 9 or 12 of any of our Current Reports on Form 8-K is not incorporated by reference in this prospectus or the registration statement of which this prospectus is a part.

        Any statement contained in a document which, or a portion of which, is incorporated by reference herein shall be deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this prospectus.

        We have filed a Registration Statement on Form S-3 with the SEC under the Securities Act that registers the shares offered by this prospectus. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the Registration Statement. You should read the Registration Statement for further information about us and the securities.

        We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests for such copies should be addressed to:

Southwest Water Company
One Wilshire Building
624 South Grand Avenue, Suite 2900
Los Angeles, CA 90017-3872
Attention: Chief Financial Officer
Telephone Number: (213) 929-1800

SOUTHWEST WATER COMPANY

        We provide a broad range of services including water production and distribution, wastewater collection and treatment, public works services, customer billing and service, and construction managements services. We provide services to more than two million people primarily in southern and western portions of the United States. Our business is segmented into two operating groups, our Services Group and our Utility Group.

        Our Services Group contracts to operate, maintain and manage water and wastewater systems and facilities owned by cities, public agencies, municipal utility districts and private entities primarily in the states of Texas, New Mexico, California, Colorado, Mississippi and Georgia. In addition to managing the assets of the systems, we also provide customer service and billing and collection service both for utilities we operate and for third party multi-unit residential facilities in over 25 states. While federal and state regulatory agencies issue regulations regarding standards of water quality, safety, environmental and other matters which affect these operations, our Services Group pricing is not subject to specific regulations regarding the prices that we charge.

        Our Utility Group owns and operates rate-regulated public water and wastewater utilities in California, New Mexico and Texas. State and federal agencies issue regulations regarding standards of water quality, safety, environmental and other matters which affect these operations, as well as establish the rates that we can charge for our water and wastewater services.

        The Company is focused on profitable growth and we apply three principal strategies to expand our revenues and profits:

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  We work to enhance organic revenue growth in our Services Group through expansion of business with existing clients and services to new clients and in our Utility Group through customer growth and rate case proceedings.

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  We seek out and develop opportunities for accretive acquisitions that fit our long-term growth goals in both the Services and Utility Groups.

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  We pursue opportunities to improve our margins and take advantage of the benefits of our increased size.

        Southwest Water Company was incorporated in California in 1954. We reincorporated in Delaware in 1988. Our principal executive offices are located at One Wilshire Building, 624 South Grand Avenue, Los Angeles, California 90017-3872, and our telephone number is (213) 929-1800.

RISK FACTORS

        You should carefully consider the following risk factors, in addition to the other information in this prospectus and the documents incorporated by reference in this prospectus, as well as any prospectus supplement, before investing in our securities.

Risks Related to our Common Stock

  Our outstanding indebtedness may adversely affect our financial condition and the value of our common stock.

        We have a substantial amount of indebtedness, which bears interest at various rates. This indebtedness poses risks to the holders of our common stock, including the risks that:

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  A substantial portion of our cash flow will be dedicated to the payment of principal and interest on our existing and future indebtedness;

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  Our indebtedness may impair our ability to obtain financing in the future or to make dividend payments on our common stock;

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  Our indebtedness may make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures; and

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  Increased interest rates may adversely affect our financial results.

  We are a holding company that depends on cash flow from our subsidiaries to meet our obligations.

        As a holding company, we conduct all of our operations exclusively through our subsidiaries and our only significant assets are our investments in these subsidiaries. This means that we are dependent on dividends or other distributions of funds from our subsidiaries to meet our debt service and other obligations, including the payment of any dividends to the holders of our common stock. Our subsidiaries have no obligation to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

  The market price of our shares of common stock could be volatile.

        A number of factors could cause the market price of our common stock to fluctuate significantly, including:

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  Our announcement of significant acquisitions, strategic partnerships or capital commitments;

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  Changes in earnings estimates or recommendations by research analysts;

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  Changes in our dividend;

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  Changes in general conditions or trends in the water industry;

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  Natural disasters, terrorist attacks or acts of war;

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  Loss of a significant customer or a group of customers;

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  Changes in regulatory guidelines that restrict our operations, including the rates we charge our customers;

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  Adverse or unfavorable publicity regarding us or our services;

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  Costs associated with adverse claims or litigation; and

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  Additional issuances of debt or stock by us or significant sales of stock by our existing stockholders.

Risks Related to Our Business

Risk Factors that impact our Utility Group operations

  Weather conditions can impact the financial results of our Utility Group.

        Rainfall and weather conditions affect our utility operations, with most water consumption occurring during the summer months when weather tends to be hot and dry. During this period, our marginal costs of water may exceed our marginal revenues as we use higher-cost purchased water to meet customer demand. Therefore, while our revenues may increase, we may experience lower profit margin ratios during periods of peak demand.

        Drought or unusually wet conditions may also adversely impact our results of operations. During a drought, we may experience both lower revenues, due to consumer conservation efforts, and higher water costs, due to supply shortages. Since a fairly high percentage of our water is used outside our customers' homes, unusually wet conditions could result in decreased customer demand and lower revenues. Consequently, the results of operations for one quarter should not be used to predict the results of future quarters.

  Changes in the regulatory environment, including restrictions on the rates we are allowed to charge customers, may adversely affect our results of operations.

        Our water and wastewater utilities are subject to regulation by governmental agencies which establish the rates that we may charge our customers. These rates are intended, in concept, to permit our utilities to recover operating costs and earn a rate of return on our investment in utility plant and equipment. State regulatory agencies set the rules and policies that allow our utilities to request increased rates as expenses or investment needs increase. These rules and policies may require that we estimate future expenses, or may require that we incur specific expenses before there can be a change in rates. As a result, our revenues and earnings may fluctuate depending on the accuracy of our estimates, timing of our investments or expenses, the timing of our request for, and success, if any, in receiving approval for rate increases, or other factors.

        The regulatory agencies may change their rules and policies, which may adversely impact our business and results of operations. In some states regulators are elected by popular vote, and the results of elections may result in changes to the rules and policies of the agency. For example, as discussed in Part C. 2) e. of our Annual Report on Form 10-K for the year ended December 31, 2002 (the "2002 Annual Report"), the California Public Utility Commission (the "CPUC") effected changes to the balancing account procedures in late 2001 which impacted our earnings in 2002.

  We own assets in areas subject to natural disasters.

        Some of our utility operations are located in areas subject to earthquakes and other natural disasters. A significant seismic event or other natural disaster could adversely impact our ability to service our customers.

  We are subject to regulatory and environmental risks and may not be able to provide an adequate supply of water to our customers.

        Several factors impact our ability to provide water to our customers. The first factor is our ability to find water that meets all federal and state regulatory water quality standards. We face contamination and pollution issues regarding our water supplies. Improved detection technology, increasingly stringent regulatory requirements, and heightened consumer awareness of water quality issues contribute to an environment of increased focus on water quality. We cannot assure you that we will be able in the future to reduce the amounts of contaminants in our wells to acceptable levels. In addition, the standards that we must meet are constantly changing and becoming more stringent. For example, in February 2002, the U.S. Environmental Protection Agency lowered the arsenic standard in drinking water from 50 parts per billion to 10 parts per billion. As discussed in Part C. 2) c. of the 2002 Annual Report, if we cannot find an adequate treatment method to reduce arsenic in our New Mexico utility's well water, we would have to find alternative sources of supply.

        Each of our utilities obtains its water from various sources. The preferred source is pumping water from aquifers within our service areas. In the event that our wells cannot meet the customer demand, we have the ability to purchase water from surrounding municipalities, agencies and other utilities. However, these alternative sources of supply may not always have an adequate supply available to us to meet our needs. For example, our California utility purchases water from the Metropolitan Water District of California, which receives water from the Colorado River. In 2003, the US Department of the Interior restricted the amount of water that California may receive from the Colorado River. This restriction may impact the amount of water that the Metropolitan Water District can sell to our California utility in the future. We cannot assure you that we will always have access to an adequate supply of water that will meet all quality standards, or that the cost of our water will not adversely affect our results of operations.

  We need access to capital to continue to invest in our utility assets.

        To meet both the regulatory requirements for rate increases and environmental challenges we need to continue our investment in utility plant and property. Currently, we obtain the funds for our capital projects from the sale of stock and other equity related securities, our cash flow from operations, contributions by developers and the use of both short and long-term debt. In the event that any of these sources were not available, or if we could not raise the capital in a manner acceptable to the regulators, our results of operations could be adversely affected.

Risk factors that impact our Services Group operations

  We operate in a competitive market with low operating margins.

        Our Services Group competes with several larger companies whose size, stronger financial position, customer base, technical expertise and capital resources may restrict our ability to compete successfully for certain operations and maintenance contracts.

        Our Utility Billing and Collection business is also highly competitive. Long-term contracts and management companies are not typically used in this industry sector and owners of multi-unit facilities periodically change billing and collection companies. In addition, our Utility Billing and Collection subsidiary competes with several larger competitors whose size, customer base and capital resources may restrict our ability to compete successfully for certain contracts. Utility Billing and Collection is a relatively new industry and may attract other large competitors.

        Due to the very competitive environment of the water and wastewater market, maintenance services market and Utility Billing and Collection market, we operate in a low margin environment. We must accurately estimate the cost and profitability of each project while, at the same time, maintain prices at a level low enough to compete with other large companies. Our inability to do so could adversely impact our future revenue growth and results of operations.

  Our revenue growth depends on our ability to enter into new, and maintain our existing, operating contracts with cities, agencies and municipal utility districts.

        In the United States, municipalities own and operate the majority of water and wastewater systems. A significant portion of our Services Group's marketing and sales efforts is spent demonstrating the benefits of contract operations to elected officials and municipal authorities. Employee unions and certain "public interest" groups generally oppose the principle of outsourcing and are active opponents in this process. The political environment means that decisions are made based on many factors, not just economic factors.

        Because we are selling in a political environment, we are subject to changing trends and municipal preferences. Terrorist acts have affected some political viewpoints relative to outsourcing of water or wastewater utility services. Our revenue growth depends upon our ability to capture new, as well as renew existing, operating contracts with cities, agencies and municipal utility districts.

  Our business depends on trained, qualified employees.

        State regulations set the staff training, experience and staff qualification standards required for our employees to operate specific water and wastewater facilities. We must recruit, retain, and develop qualified employees, maintain training programs and support employee advancement. We must provide the proper management and operational staff finding state-certified and qualified employees to support the operation of water and wastewater facilities. Failure to do so could put us at risk, among other things, for operational errors at the facilities, for improper billing and collection processes, and for loss of contracts and revenues.

  Risk of events such as hurricanes, tornadoes and floods may impact our results of operations.

        Our Services Group contract operations can be impacted by heavy rainfall which may limit our ability to perform certain billable work such as pipeline maintenance, manhole rehabilitation and other outdoor services. Severe weather conditions, such as hurricanes, tornadoes and floods, may result in additional labor and material costs that may not necessarily be recoverable under our fixed-price operations and maintenance (O&M) contracts, and may adversely impact our results of operations.

  Our Services Group contracts have certain performance risks.

        Our Services Group operating contracts require specified levels of service to our clients. If we are unable to provide such services, the client may refuse payment, terminate the contract and may initiate a claim against us. Should we fail in providing these services properly, it may adversely impact our results of operations.

        Additionally, in certain circumstances our Utility Billing and Collection business may use estimates in calculating invoices sent to tenants on behalf of our landlord clients. These estimates may involve allocations of common area space, extrapolation of usage data, allocation of usage between billing periods, correction of incorrect meter readings, and usage allocation based upon facility size, tenant load, occupancy term and other factors. We cannot assure you that we will not face claims regarding the use of such estimates, which may impact our results of operations.

  Services Group contracts for the design and construction of water and wastewater projects may expose us to certain completion and performance risks.

        We have entered into, and may continue to enter into, design and construction contracts for water and wastewater facilities. These construction activities may involve risks, including shortages of materials and labor, work stoppages, labor relations disputes, weather interference, engineering, environmental, permitting or geological problems and unanticipated cost increases for reasons beyond our control. These issues could give rise to delays, cost overruns or performance deficiencies, or otherwise adversely affect the design, construction or operation of the project.

        Certain of our contracts are fixed-price contracts, where we may bear all, or a significant portion of, the risk for cost overruns. Under these fixed-price contracts, contract prices are established in part based on fixed, firm subcontractor quotes or contracts and on cost and scheduling estimates. These estimates may be based on a number of assumptions, including assumptions about prices and availability of labor, equipment and materials, and other issues. If these subcontractor quotations or cost estimates prove inaccurate, or if circumstances change, cost overruns may occur, and we could experience reduced profits or, in some cases, a loss for that project. There can be no assurance that we can avoid additional costs under these types of contracts.

        We may have contracts where we guarantee project completion by a scheduled date. At times, we may guarantee that the project, when completed, will achieve certain performance standards. If we subsequently fail to complete the project as scheduled, or if the project subsequently fails to meet guaranteed performance standards, we may be held responsible for cost impacts and/or penalties to the client resulting from any delay or for the costs to cause the project to achieve the performance standards. To the extent that these events occur, and are not due to circumstances for which the customer accepts responsibility, or cannot be mitigated by performance bonds or our subcontractor contracts, the total costs of the project would exceed our original estimates and we could experience reduced profits or, in some cases, a loss for the project.

        Our customers may require us to secure performance and completion bonds for certain contracts and projects. Since September 2001, the market environment for surety companies has become more risk averse. We secure performance and completion bonds for our contracts from these surety companies. To the extent we are unable to obtain bonds, new contracts would not be awarded to us and as a result, we could experience reduced revenues. There can be no assurance that we can secure performance and completion bonds on new future projects, or obtain bond renewals on existing contracts or projects.

        We may manage engineering and construction activities for water and wastewater facilities where design, construction or systems failures can result in injury or damage to third parties. Any liability in excess of claims against our subcontractors, the performance bonds and our insurance limits at facilities so managed could result in liability claims against us, which may adversely impact our results of operations. In addition, if there is a customer dispute regarding our performance of project management services, the customer may decide to delay or withhold payment to us. If we were ultimately unable to collect these payments, our financial results would be adversely affected.

  We use third party equipment and subcontractors.

        Our Utility Billing and Collection business relies on third parties for certain product design, product manufacture and assembly, and product installation and service. In selecting these third party service providers we attempt to ensure that they will provide a service that meets high quality standards. We receive guarantees from certain of these vendors, but we cannot guarantee you that such guarantees protect us from the risk of quality failure in the design, manufacture, and installation of submetering equipment. We cannot assure you that we will not face claims regarding product and installation quality for equipment placed in service either before or after our acquisition of our Utility Billing and Collection business. Such claims could have an adverse impact on our results of operations.

  Our Services Group is subject to environmental and water quality risks.

        Our clients, municipalities or public agencies, are the owners of the facilities that we operate under contract. These facilities must be operated in accordance with various Federal and state water quality standards. We also handle certain hazardous materials at these facilities, primarily chlorine gas. Any failures of our operation of the facilities, including sewage spills, noncompliance with water quality standards, hazardous material leaks and spills, and similar events, could expose us to environmental liabilities, claims and litigation costs. We cannot assure you that we will successfully manage these issues, and failure to do so could have a material adverse effect on our future results of operations.

  We operate a large fleet of vehicles that could expose us to liabilities.

        The Services Group operates a fleet in excess of 500 vehicles. In the aggregate, our employees drive millions of miles each year. We are subject to vehicle risks associated with operating a large fleet, including automobile accidents injuring our employees, damaging our vehicles, damaging other property, or injuring others. If we are not successful in managing this large fleet, it could have a material adverse impact on our results of operations.

  Our operating costs may rise faster than our revenues.

        Many of our contracts with municipalities include contractual price increases tied to national consumer price indices. However, our costs are subject to market conditions and other factors, which may increase significantly higher than a generalized inflation index or a price index. The largest component of our operating costs is made up of salaries and wages. These costs are impacted by the local supply and demand for qualified labor. Other large components of our costs are workers compensation insurance, employee benefits and health insurance costs. These costs may increase at rates higher than a price index and may have a material adverse effect on our future results of operations.

  Our operating contracts may be cancelled, reducing our revenues and backlog.

        Our Services Group revenue backlog consists of new and existing contracts. We include new contracts in the backlog when both the client and we have signed a contract. Revenues included in our backlog may be realized over a multi-year period. The O&M contracts signed by our Services Group typically have durations of three to five years, and the uncompleted portion of these existing contracts is reflected in the backlog. Although our Services Group financial performance tends to experience high renewal rates, municipalities and cities periodically change operators or terminate outsourcing at the end of a contract. The inability to renew existing contracts could have a material adverse impact on our Services Group. In addition, a municipality could cancel a long-term contract without notice. This would result in loss of revenues and could involve us in litigation if a breach of contract occurs.

Other risk factors

        Our capital resources may restrict our ability to operate and expand our business.

        As of October 6, 2003, we had aggregate lines of credit totaling $30,000,000 consisting of three separate unsecured lines of credit from three commercial banks. These lines typically expire every two years, however, as a practice, the Company has in the past renewed the lines each year. We may be unable to renew our credit facilities when they expire. We may be unable to execute additional financing alternatives with terms that we find acceptable.

        If we are unable to renew our existing lines of credit, or if we are unable to secure additional financing sources, our capital spending would be reduced or delayed, and any future acquisitions would be delayed or eliminated. While we have the ability to take these actions, these actions could adversely affect our operations and results of operations. If these actions were insufficient to mitigate the affect of non-renewal of our credit facilities, and we were unable to repay our lines of credit, this could cause us to become in breach of certain contracts, which could have an adverse affect on our operations and results of operations, as well as expose us to risks of litigation.

  If we continue to grow, we may fail to manage our growth or we may fail to effectively manage the growth we have experienced.

        During the past few years, we have expanded our business both through internal growth and through acquisitions. We may actively seek acquisitions and joint ventures in each of our operating groups. The success of our future business development and growth opportunities depends on our ability to attract and retain experienced and qualified persons to operate and manage any new business ventures. We cannot assure you that we will successfully manage the growth we have experienced, and failure to do so could have a material adverse effect on our results of operations.

  Our business may be impacted by the general economic conditions of real estate development in the United States.

        Both our Services Group and our Utility Group operations are impacted by the general economic conditions for real estate and the pace and location of real estate development activities within the United States. Increases in the number of water and wastewater connections, connection fees and billing and collection accounts are the result of expanded real estate development in areas we serve. We have little or no ability to control the pace and location of real estate development activities which affect our business. We cannot assure you that we will be able to continue to increase the number of customer connections and accounts, which may adversely affect our revenue growth.

  We are subject to increasing costs of producing products and services.

        The cost of water (whether produced from our own wells or purchased from outside sources), electric power and natural gas represents a substantial portion of the combined operating costs of our water utilities. Purchased water is significantly more expensive than water produced by our utilities. As a result, our utilities attempt to produce as much as possible of the water it delivers and to use water purchases only to supplement its own production. Factors such as drought, water contamination issues and customer demand can increase water purchases and the overall cost of water for our utilities. Such factors are not within our control and may adversely affect our results of operations if we are unable to obtain rate increases from a regulatory agency.

        Electric power costs in California have increased in the last several years and may continue to increase in the near term. The cost of natural gas has increased in the United States in recent years. Our response to these increases includes utilizing energy-efficient techniques, new and better equipment and seeking rate relief from the regulating agencies. We may not, however, have the ability to offset the effect of these cost increases. Continued increases in the costs of these services may adversely affect our results of operations. Such factors are not within our control and may adversely affect our results of operations if we are unable to obtain rate increases from regulatory agencies.

  Our operations are subject to certain risks due to their location.

        We own and/or operate water and wastewater facilities in numerous locations and, consequently, we are subject to weather, political, water supply, labor supply, utility cost, regulatory, economic, environmental and other risks in the areas we service. We cannot control these risks, which may adversely affect our results of operations.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference in this prospectus contain "forward looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. All statements which address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. However, caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements. You should carefully review all information, including the information under "Risk Factors" and the financial statements and the related disclosures incorporated by reference in this prospectus.

USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, including repaying debt, acquisitions, capital expenditures and working capital. When a particular series of securities is offered, the prospectus supplement relating thereto will set forth our intended use for the net proceeds we receive from the sale of the securities. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges for each of the last five years and the first nine months of 2003 are set forth below. For purposes of these calculations, "earnings" represents income from continuing operations before provision for income taxes, interest expense (net of capitalized interest), and "fixed charges" consist of the sum of interest expense, amortization of debt costs and preferred dividends paid.

	Fiscal Year Ended December 31,					Nine Months Ended September 30,
	1998	1999	2000	2001	2002	2002	2003
Ratio of earnings to fixed charges	2.45	3.77	2.72	2.70	2.69	2.79	2.80

DESCRIPTION OF CAPITAL STOCK

Authorized Shares

        Under our Restated Certificate of Incorporation, we are currently authorized to issue 25,000,000 shares of common stock, par value $0.01 per share and 250,000 shares of preferred stock, par value $0.01 per share.

Common Stock

        As of December 1, 2003, there were 10,996,120 shares of common stock issued and outstanding. On November 6, 2003 our board of directors declared a 4-for-3 common stock split in the form of a stock dividend to be paid on January 21, 2004 to stockholders of record on January 1, 2004. Holders of our common stock are entitled to one vote for each share held on all matters voted on by stockholders, including the election of directors. Holders of common stock are entitled to receive such dividends, if any, subject to the outstanding preferred stock or other rights of our preferred stock that may be issued from time to time, as may from time to time be declared by our board of directors out of funds legally available therefrom. Upon liquidation or dissolution, the holders of common stock will be entitled to share ratably in the assets legally available for the distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Holders of our common stock do not have subscription, sinking fund, preemptive, redemption or conversion privileges under our Restated Certificate of Incorporation. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock that is issued or may be issued in the future.

Preferred Stock

        As of December 1, 2003, there were 10,075.75 Series A Preferred shares outstanding. Series A Preferred stockholders are entitled to annual dividends of $2.625 per share and are entitled to five votes per share on all matters voted on by the stockholders.

Stockholder Rights Plan

        In 1998, we adopted a Stockholder Rights Plan and have issued, for each share of our common stock, one preferred share purchase right, or a Right. As long as the Rights are attached to our common stock, we will issue one Right (subject to adjustment) with each new share of common stock so that all such shares will have attached Rights. When exercisable, each Right will entitle the registered holder to purchase from us one one-hundredth of a share of Series B Junior Participating Preferred Stock, or Preferred Share, at an original price of $65.00 per one one-hundredth of a Preferred Share, subject to adjustment. For further information, see the Stockholder Rights Plan, which is incorporated by reference in this prospectus to our Report on Form 8-K filed with the SEC on April 24, 1998.

Anti-Takeover Effects of Delaware Law

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

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  prior to this time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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  at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a "business combination" includes:

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  any merger or consolidation involving the corporation and the interested stockholder;

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  any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation involving the interested stockholders;

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  any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;

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  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

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  any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

        In addition to the provisions of Section 203, our Restated Certificate of Incorporation contains additional provisions with respect to our ability to engage in a business combination (as defined therein). Under our Restated Certificate of Incorporation, we would generally (subject to certain exceptions) be prohibited from engaging in any business combination unless such business combination is approved by the affirmative vote of the holders of at least (i) 66 2/3% of the voting power of all of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors and (ii) a majority of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors other than such outstanding shares beneficially owned by an interested stockholder or an affiliate, voting together as a single class.

Transfer Agent

        The transfer agent and registrar for our common stock is Mellon Bank.

DESCRIPTION OF DEBT SECURITIES

        This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

        We may offer under this prospectus up to $50,000,000 aggregate principal amount of debt securities, or if debt securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an initial public offering price of up to $50,000,000. Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities generally will be entitled to payment only after payment of our senior debt.

        The debt securities will be issued under an indenture between us and a trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. Capitalized terms used in the summary have the meaning specified in the indenture.

General

        The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and set forth or determined in the manner provided in an officers' certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement.

        We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:

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  the title of the debt securities;

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  the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

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  any limit on the aggregate principal amount of the debt securities;

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  the date or dates on which we will pay the principal on the debt securities;

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  the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

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  the place or places where principal of, premium and interest on the debt securities will be payable;

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  the terms and conditions upon which we may redeem the debt securities;

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  any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

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  the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

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  the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

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  whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

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  the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

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  the currency of denomination of the debt securities;

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  the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

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  if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

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  the manner in which the amounts of payment of principal of, premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

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  any provisions relating to any security provided for the debt securities;

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  any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

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  any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

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  any conversion provisions whereby the debt securities are convertible into common stock or other securities or property of ours and the terms thereof, including the conversion price, the conversion period, provisions as to whether conversion will be mandatory, at the option of the holder or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion if such series of debt securities are redeemed;

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  whether the debt securities will be senior debt securities or subordinated debt securities and, if applicable, a description of the subordination terms thereof;

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  any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

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  any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

        We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

        If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

        Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary, or a nominee (we will refer to any debt security represented by a global debt security as a "book-entry debt security"), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a "certificated debt security") as set forth in the applicable prospectus supplement. Except as set forth under the heading "Global Debt Securities and Book-Entry System" below, book-entry debt securities will not be issuable in certificated form.

        Certificated Debt Securities.    You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

        You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

        Global Debt Securities and Book-Entry System.    Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary.

        The depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

        Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

        So long as the depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

        We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

        We will make payments of principal of, and premium and interest on book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. Our company, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

        We expect that the depositary, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit participants' accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

        We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, or Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

        We have obtained the foregoing information concerning the depositary and the depositary's book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

No Protection In the Event of a Change of Control

        Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Covenants

        We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

        We may not consolidate with or merge with or into, or convey, transfer or lease our properties and assets substantially in their entirety (computed on a consolidated basis) to, any person, which we refer to as a successor person, unless:

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  we are the surviving entity or the successor person (if other than Southwest Water Company) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes, by a supplemental indenture, our obligations on the debt securities and under the indenture;

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  immediately after giving effect to the transaction, no default or event of default, shall have occurred and be continuing under the indenture; and

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  certain other conditions are met.

Events of Default

        Event of default means, with respect to any series of debt securities, any of the following, unless in the establishing board resolution, supplemental indenture or officers' certificate, it is provided that such series of debt securities shall not have the benefit of such event of default:

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  default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

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  default in the payment of principal of or premium on any debt security of that series when due and payable;

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  default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

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  default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

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  certain events of bankruptcy, insolvency or reorganization of our company; and

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  any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

        No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

        If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

        The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

        No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

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  that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

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  the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

        Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

        If any securities are outstanding under the indenture, the indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

        We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

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  reduce the amount of debt securities whose holders must consent to an amendment or waiver;

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  reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

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  reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

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  reduce the principal amount of discount securities payable upon acceleration of maturity;

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  waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

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  make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

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  make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

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  waive a redemption payment with respect to any debt security.

        Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

        Legal Defeasance.    The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

        This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

        Defeasance of Certain Covenants.    The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

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  we may omit to comply with the covenant described under the heading "Consolidation, Merger and Sale of Assets" and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

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  any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or covenant defeasance.

        The conditions include:

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  depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

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  delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

        Covenant Defeasance and Events of Default.    In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we shall remain liable for those payments.

        "Foreign Government Obligations" means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars:

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  direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof; or

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  obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.

DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of debt securities or common stock. We may issue warrants independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from the other offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into by us with a warrant agent. The warrant agent will act solely as our agent in connection with the series of warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of the warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

        The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

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  the title of the warrants;

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  the aggregate number of the warrants;

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  the price or prices at which the warrants will be issued;

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  the designation, terms and number of shares of debt securities, preferred stock or common stock purchasable upon exercise of the warrants;

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  the designation and terms of the offered securities, if any, with which the warrants are issued and the number of the warrants issued with each offered security;

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  the date, if any, on and after which the warrants and the related debt securities, preferred stock or common stock will be separately transferable;

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  the price at which each share of debt securities, preferred stock or common stock purchasable upon exercise of the warrants may be purchased;

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  the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;

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  the minimum or maximum amount of the warrants which may be exercised at any one time;

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  information with respect to book-entry procedures, if any;

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  a discussion of certain Federal income tax considerations; and

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  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

PLAN OF DISTRIBUTION

        We may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents, dealers or any combination of any such methods of sale. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We have reserved the right to sell or exchange securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

        We may distribute the securities from time to time in one or more transactions:

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  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to such prevailing market prices; or

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  at negotiated prices.

        In connection with the sale of securities, we, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

        We will describe in the applicable prospectus supplement any compensation we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse these persons for certain expenses.

        To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

        Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business.

VALIDITY OF SECURITIES

        The validity of securities offered by this prospectus will be passed upon for the Company by Latham & Watkins LLP, Los Angeles, California.

EXPERTS

        The consolidated financial statements and schedules of Southwest Water Company as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting. The report refers to a change in accounting for goodwill and other intangible assets in 2002 and adoption of SFAS No. 123 "Accounting for Stock-Based Compensation" in 2002 which resulted in the restatement of our consolidated financial statements for 2001 and 2000 in accordance with the retroactive restatement method under SFAS No. 148, "Accounting for Stock-Based Compensation—Transaction and Disclosure", an amendment of SFAS No. 123.

1,400,000 Shares

Common Stock

A.G. Edwards & Sons, Inc.	Janney Montgomery Scott LLC

The date of this prospectus supplement is March    , 2004.

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SUMMARY
The Offering
Summary Consolidated Financial Data
FORWARD-LOOKING STATEMENTS
CAPITALIZATION
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDENDS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION

WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
SOUTHWEST WATER COMPANY
RISK FACTORS
Risks Related to Our Business
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS
PLAN OF DISTRIBUTION
VALIDITY OF SECURITIES
EXPERTS